Exhibit 99.1

news release

Enbridge Energy Partners Announces Offering of Class A Common Units

HOUSTON, November 28, 2007 – Enbridge Energy Partners, L.P. (NYSE:EEP) (“the Partnership”) announced today it has commenced, subject to market conditions, a public offering of approximately 4 million of its Class A common units representing limited partner interests. The Partnership is expected to grant the underwriters a 30-day option to purchase up to an additional 600,000 units to cover overallotments, if any.  The Partnership expects to use the net proceeds from this offering, including the proceeds from any exercise of the overallotment option, to repay a portion of its outstanding commercial paper and any credit facility borrowings that were used to finance a portion of its capital expansion projects.

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, and Wachovia Capital Markets, LLC are joint book-running managers for the offering.

When available, copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from the underwriters as follows:

Citi	Morgan Stanley	Wachovia Securities
Brooklyn Army Terminal	Attention: Prospectus Department	Attention: Equity Syndicate Department
140 58th Street, 8th Floor	180 Varick Street, 2nd Floor	375 Park Avenue
Brooklyn, NY 11220	New York, NY 10014	New York, NY 10152
Tel: (718) 765-6732	Tel: (866) 718-1649	equity.syndicate@wachovia.com

Enbridge Energy Partners, L.P. owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission. Enbridge Energy Management, L.L.C. (NYSE:EEQ) manages the business and affairs of the Partnership and its principal asset is an approximate 14 percent interest in the Partnership following the above noted offering.

Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the General Partner of Enbridge Partners and will hold an approximate 15 percent interest in Enbridge Partners following the above noted offering. Enbridge Inc. common shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “ENB.”

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

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CONTACTS:

Investor Relations:	Media:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Tel: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com